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Douglas Emmett, Inc.
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Douglas Emmett
ISS Report Response Sheet May 16, 2022

We would like to address some concerns raised by ISS in its recent report. (Unfortunately, ISS does not provide a forum for dialog about its concerns.) Our CEO’s 2021 pay, which is still below his pay in 2019, is appropriate given the factors summarized in our proxy statement: our excellent ESG results, record office leasing, strong multifamily recovery, development deliveries, strengthened balance sheet, continued low G&A and leasing costs, and long term total stockholder return outperformance.
The ISS report acknowledges that:
•Our compensation structure in 2021 was unchanged, having been repeatedly approved by our stockholders and earning favorable recommendations from ISS for 2019 and 2020.
•Our CEO’s pay in 2021 remains below 2019. In 2020, at the onset of the pandemic, our CEO voluntarily lowered his base salary by 20% and his total compensation by 10% versus 2019. At the end of 2021, based on outperformance against the goals set at the beginning of 2021, our Compensation Committee raised his 2021 total compensation by 7.6%, still 4% below 2019.
•Our financial metrics improved in 2021, “including revenue, net income, and operating cash flow” (p. 21).
•Compared to our peers, our TSR continues to be excellent, outperforming the median of our Benchmark Group1 since our IPO and over the five-year, seven-year, and ten-year periods, and in-line with the median over the one-year and three-year periods. Our outperformance was even more significant when comparing us to the median of just our Office Peer Group.2
•We are among the best on environmental and social factors (p. 10).

To justify its changed recommendation, ISS mostly cites items that have not changed for many years:
•Our CEO’s compensation continues to be based on a qualitative analysis of performance against a set of goals set by our Compensation Committee at the beginning of each year. Our Compensation Committee has properly exercised that discretion to align pay with performance over many years. In almost half the years since our IPO, our Compensation Committee either reduced (4 years) or held CEO compensation flat (3 years), despite our long term TSR substantially outperforming our Benchmark Group. However, ISS objects to the mere existence of any discretion even if properly exercised. That policy is misguided. Mechanical formulas may simplify ISS’s own analysis, but they can be manipulated (by, for example, focusing management’s efforts on the selected variables at the expense of other issues), have unintended consequences (as when the selected variables are affected by unanticipated events) and therefore can actually increase misalignment. In contrast, our Compensation Committee believes that its discretion allows it to evaluate the totality of management performance, including risks taken. Our stockholders know about this approach and have repeatedly approved it by large majorities for many years.
•For 16 years since our IPO, our COO has always been paid the same as our CEO: while corporate law requires one to be designated as CEO, equal pay is warranted given the allocation of responsibilities between them. Our G&A is certainly not excessive; to the contrary, our G&A in 2021 was only 4.6% of revenues, lower than 19 of the 21 peers selected by ISS and DEI, and much less than the 9.1% average for our office REIT peers.
•ISS overstates the actual value of our CEO’s compensation, treating LTIP grants as if they were common stock grants, ignoring the significant differences recognized both by GAAP and by independent appraisals.
•ISS incorrectly refers to our restricted equity grants as 100% time based. While many companies grant equity upfront, subject to forfeiture if conditions are not met, we grant equity at the end of the performance period based on achievement of pre-established performance criteria so that forfeiture is not an issue. That does not make them less performance based. Moreover, our restricted equity grants are forfeited if the future stock price does not exceed a specified price; while ISS claims this hurdle is not meaningful, we note that our 2019 grants have not reached the performance hurdle, and therefore no portion of that grant is available for redemption.

One thing has changed. While acknowledging our good performance against our peers, ISS now instead compares our total shareholder return against very broad non-office and non-real estate indices: the GICS real estate industry index and the Russell 3000. By making this change, ISS ignores the unique challenges faced by the office industry during the pandemic which caused “underperformance” by the entire office sector: our tenants were forced to stay home and we were prevented from collecting rent by local governments.
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1.Our Benchmark Group: Alexandria Real Estate Equities, Inc., Apartment Income REIT Corp, Boston Properties, Inc., Empire State Realty Trust, Inc., Hudson Pacific Properties, Inc., JBG SMITH Properties, Inc., Kilroy Realty Corporation, Paramount Group, Inc., Piedmont Office Realty Trust, Inc., SL Green Realty Corp., UDR, Inc., and Vornado Realty Trust.
2.Our Office Peer Group: Boston Properties, Inc., Hudson Pacific Properties, Inc., Kilroy Realty Corporation, Paramount Group, Inc., SL Green Realty Corp. and Vornado Realty Trust.